EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Arthur Dague
            (203) 329-5094
             adague@czn.com


                  CITIZENS UTILITIES ANNOUNCES 1997 THIRD-QUARTER
                                    AND NINE-MONTH RESULTS


         Stamford, Connecticut, November 14, 1997 -- Citizens Utilities' vice president and treasurer, Robert J. DeSantis, announced today that the company's operating income, earnings and earnings per share for the three months ended September 30, 1997, increased significantly over second-quarter results.

         In comparing third-quarter results to those for the second quarter (excluding non-recurring charges), Mr. DeSantis reported the following increases: operating income grew by 56% from $33 million to $51 million; net income nearly doubled from $12 million to $23 million; and earnings per share increased by 87% from 5 cents to 9 cents.

         For the nine months ended September 30, 1997, excluding non-recurring second-quarter charges, revenues were $1 billion, operating income totaled $147 million, net income was $65 million and earnings per share was 27 cents.

         Commenting on Citizens' third-quarter results, Mr. DeSantis said, "The actions associated with the company's mid-year restructuring have reduced operating expenses and improved earnings. Although we are pleased with the quarter over quarter improvements, further operating expense reductions are necessary and are being planned. We believe that Citizens will continue to experience upward earnings trends for the remainder of 1997 and beyond," Mr. DeSantis added.

         Additionally, Mr. DeSantis stated that Electric Lightwave, Inc. (ELI), a wholly owned subsidiary of Citizens, had commenced a $175-million initial public offering. According to Mr. DeSantis, ELI is offering approximately 10 million shares of its Class A Common Stock. Approximately 8 million shares are expected to be offered in the United States and 2 million internationally. Mr. DeSantis explained that the proceeds from the issuance will not only generate significant capital expenditure funding for ELI but also a non-recurring gain to partially offset the non-recurring charge taken in the second quarter.
         Citizens Utilities (NYSE: CZN, CZNPr) provides telecommunications, natural gas, electric and water and wastewater treatment services to approximately 1.7 million customers in 20 states. Citizens has investments in Centennial Cellular Corp.(NASDAQ: CYCL), a cellular telephone company, and Hungarian Telephone and Cable Corp. (ASE: HTC) and owns Electric Lightwave, Inc., a leading competitive provider of communications services for business and long distance carriers in the western United States.

         For  more   information,   you  may   visit   Citizens'   web  site at
http://www.czn.net.

         This press release contains forward-looking statements relating to future expenses, capital expenditures, revenues, charges and earnings. These statements may differ from actual future results due to, but not limited to, the actual effects of the restructuring, reduction in capital expenditures and other actions described herein, changes in the local and overall economy, the nature and pace of technological change, the number and effectiveness of competitors in the company's markets, success in marketing and selling expenditures and efforts, weather conditions, changes in legal and regulatory policy, name recognition, and the mix of products and services offered in the company's target markets. Investors may wish to consider these important factors in evaluating any statements herein.


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                   Citizens Utilities Company and Subsidiaries
                           Consolidated Financial Data
                                   (unaudited)

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                                                                      For the quarter                        For the nine months
                                                                          ended                                     ended
                                                                       September 30,                            September 30,

(Dollars in thousands, except per share amounts)                     1997              1996               1997              1996
                                                           -------------------------------------------------------------------------
Income Statement Data(1)
Revenues                                                       $      336,118    $      319,959     $    1,035,518  $      967,224
Natural gas, electric energy and fuel oil purchased                    44,185            42,852            167,534         161,831
Sales and marketing expenses                                            8,062            13,281             35,614          30,829
Network expenses                                                       23,983            20,692             81,187          42,831
Depreciation                                                           58,352            46,246            172,931         140,475
Other operating expenses                                              150,099           122,667            431,765         371,963
Operating income                                                       51,437            74,221            146,487         219,295
Non-recurring charges                                                    --                --              191,090              --
Operating income/(loss) including non-recurring charges                51,437            74,221            (44,603)        219,295
Investment and other income                                            10,920            17,420             34,531          46,243
Interest expense                                                       25,647            22,365             79,613          67,012
Other non-recurring charges                                              --                --                6,230              --
Income taxes                                                           12,109            21,680            (30,213)         63,191
Convertible preferred dividends                                         1,553             1,564              4,657           4,196
Net income                                                             23,048            46,032           (70,359)         131,139
Net income excluding non-recurring charges                             23,048            46,032             64,805         131,139
Earnings/(loss) per share (2)                                  $          .09      $        .19        $      (.29)     $      .53
Earnings per share excluding non-recurring charges (2)         $          .09      $        .19        $       .27      $      .53
Weighted average shares outstanding (2)                                                                    242,935         245,352






(1) In the second quarter of 1997, the company recorded certain charges to earnings totaling approximately $197 million. The charges relate primarily to certain assets deemed no longer recoverable, the effects of certain regulatory commission orders, the cutback of certain long distance service operations and accounting policy changes and other adjustments in preparation of the initial public offering of Electric Lightwave, Inc., a wholly-owned subsidiary of the Company. Intercompany transactions have been eliminated for the consolidated income statement data.

(2) Adjusted for subsequent stock dividends.

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